 QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
LITHIA MOTORS, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

LITHIA MOTORS, INC.
360 E. Jackson Street
Medford, Oregon 97501-5289

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 18, 2000

To the Shareholders of Lithia Motors, Inc.:

    I am pleased to invite you to the Annual Meeting of Shareholders of LITHIA MOTORS, INC., which will be held at the Rogue Valley Country Club, 2660 Hillcrest Road, Medford, Oregon 97504, on Thursday, May 18, 2000, at 4:00 p.m., Pacific Daylight Savings Time for the following purposes.

  1.
  To elect directors of the Company for the ensuing year;

  2.
  To approve an amendment to the Lithia Motors, Inc. 1998 Employee Stock Purchase Plan to increase the number of shares of the Company's Common Stock that may be issued thereunder by 250,000 shares to a total of 500,000 shares;

  3.
  To approve the Moreland Incentive Bonus Plan for fiscal 2000 and 2001; and

  4.
  To consider and act on such other matters as may properly come before the meeting.

    The Board of Directors has fixed the close of business on March 31, 2000, as the record date. Only holders of record of Common Stock and Series M Preferred Stock of the Company at the close of business on the record date will be entitled to notice of and to vote at the meeting and any adjournment thereof. Further information regarding voting rights and the matters to be voted upon is presented in this proxy statement.

    This formal Notice of Meeting, the Proxy Statement, the proxy card and a copy of the Annual Report to Shareholders describing the Company's operations for the year ended December 31, 1999 are enclosed.

    I hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. Your shares will be voted at the meeting in accordance with your proxy.

    If you have shares in more than one name, or if your stock is registered in more than one way, you may receive multiple copies of the proxy materials. If so, please sign and return each proxy card you receive so that all of your shares may be voted. I look forward to meeting you at the Annual Meeting.

Very truly yours,
LITHIA MOTORS, INC. SIDNEY B. DeBOER Chairman of the Board, Chief Executive Officer and Secretary

April 21, 2000

LITHIA MOTORS, INC.

PROXY STATEMENT

General

    This proxy statement and the accompanying Annual Report to Shareholders, the Notice of Annual Meeting and the proxy card are being furnished to the shareholders of Lithia Motors, Inc., an Oregon corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the Company's 2000 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Rogue Valley Country Club, 2660 Hillcrest Road, Medford, Oregon 97504, on Thursday, May 18, 2000, at 4:00 p.m. Pacific Daylight Savings Time and any adjournment thereof.

Solicitation and Revocation of Proxies

    The Board of Directors is soliciting proxies for use at the Annual Meeting. The solicitation of proxies by mail may be followed by personal solicitation of certain shareholders, by officers or regular employees of the Company. All expenses of the Company associated with this solicitation will be borne by the Company.

    The two persons named as proxies on the enclosed proxy card, Sidney B. DeBoer and M. L. Dick Heimann, were designated by the Board of Directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the shareholder as provided in the proxy card, it will be voted in accordance with the specification so made. Proxies submitted without specification will be voted FOR Proposal No. 1 to elect the nominees for directors proposed by the Board of Directors; FOR Proposal No. 2 to approve an amendment to the Company's 1998 Employee Stock Purchase Plan; and FOR Proposal No. 3 to approve the Moreland Incentive Bonus Plan for fiscal 2000 and 2001.

    A proxy may be revoked by a shareholder prior to its exercise by written notice to the Secretary of the Company, by submission of another proxy bearing a later date or by voting in person at the Annual Meeting. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Company.

    These proxy materials and the Company's 1999 Annual Report to Shareholders are being mailed on or about April 21, 2000 to shareholders of record on March 31, 2000 of the Company's Common and Series M Preferred Stock. The principal executive office and mailing address of the Company is 360 E. Jackson Street, Medford, Oregon 97501.

Voting at the Meeting

    Class A Common Stock, Class B Common Stock and Series M Preferred Stock constitute the only classes of securities entitled to notice of and to vote at the meeting. As of the record date, there were 8,292,382 shares of Class A Common Stock, 4,087,000 shares of Class B Common Stock and 14,859 shares of Series M Preferred Stock outstanding and entitled to vote. The Class A Common Stock, Class B Common Stock and Series M Preferred Stock vote together as a single voting group on all matters submitted to a vote of the shareholders. For a quorum to exist, there must be 24,984,613 votes represented at the meeting in person or by proxy.

    At the annual meeting, each share of Class A Common Stock is entitled to one vote per share, each share of Class B Common Stock outstanding is entitled to ten votes per share and each share of Series M Preferred Stock is entitled to 54.30 votes per share. If a quorum is present at the Annual Meeting (i) the seven nominees for election as directors who receive the greatest number of votes cast for the election of directors shall be elected directors; (ii) the proposed amendment to the 1998 Lithia Motors, Inc. Employee

Stock Purchase Plan will be approved if it receives the affirmative vote of the holders of at least a majority of the votes cast at the meeting; and (iii) the proposed Moreland Incentive Bonus Plan for fiscal 2000 and 2001 will be approved if it receives the affirmative vote of the holders of at least a majority of the votes cast at the meeting.

    Proxies that expressly indicate an abstention as to a particular proposal and broker non-votes will be counted for purposes of determining whether a quorum exists at the Annual Meeting. Directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will be counted. Therefore, abstention from voting or nonvoting by brokers will have no effect. The proposed amendment to the Company's 1998 Employee Stock Purchase Plan and the Moreland Incentive Bonus Plan for fiscal 2000 and 2001 will be approved if more votes are cast in favor of the proposal than cast against it. Therefore, abstention from voting and nonvoting by brokers will have no effect on the approval of these proposals.

BUSINESS TO BE CONDUCTED AT THE MEETING

Proposal No. 1
Election of Directors

    The Company's bylaws provide for not less than two and not more than seven directors. The Board of Directors has currently established the number of directors at seven. Directors are elected by the shareholders at the Company's annual meeting and serve until the next annual meeting or until their successors are elected and qualified. The Board of Directors has nominated the following persons to serve as directors for the ensuing year:

Name	Age	Has Been a Director Since
Sidney B. DeBoer	56	1968
Thomas Becker	48	1997
R. Bradford Gray	48	1997
M. L. Dick Heimann	56	1970
W. Douglas Moreland	51	1999
Gerald F. Taylor	59	2000
William J. Young	57	1997

    Sidney B. DeBoer.  Mr. DeBoer has served as the Chairman, Chief Executive Officer and Secretary of the Company since 1968. He also is a member of various automobile industry organizations, including the President's Club of the National Automobile Dealers Association, Oregon Auto Dealers Association, Medford New Car Dealers Association, Chrysler Dealer Council, Toyota Dealer Council and Honda Dealer Council. Mr. DeBoer has earned several awards including the Time Magazine Quality Dealer Award in 1997, the Sports Illustrated All-Star Dealer Award in 1990 and various Medford Chamber of Commerce Awards in 1986, 1991, 1993 and 1998. Mr. DeBoer is active with several community and charitable organizations, including Oregon Community Foundation, Oregon Shakespeare Festival, Ashland Community Hospital and Rogue Valley Medical Center Foundation.

    Thomas Becker.  Mr. Becker became a Director of the Company in March 1997. Mr. Becker is the Executive Director of Pacific Retirement Services, Inc. and Rogue Valley Manor in Medford, Oregon. Pacific Retirement Services, Inc. is the parent corporation of a number of retirement centers and related operations in Oregon, California and Texas. Mr. Becker began his career with Rogue Valley Manor in January 1978. Mr. Becker holds a Bachelor of Science degree from the University of Oregon.

    R. Bradford Gray.  Mr. Gray has served as Executive Vice President of the Company since 1996 and became a Director of the Company in 1997. From 1981 to 1995, he served in various capacities with the Company, including as General Manager of the Company's Grants Pass (1991-1995) and Lithia Dodge (1989-1991) dealerships. Since 1975, Mr. Gray has held various positions in the automobile sales industry, including sales representative, sales manager and general manager.

    M.L. Dick Heimann.  Mr. Heimann has served as the Chief Operating Officer and Director of the Company since 1970 and was appointed President in 1997. Prior to joining the Company, he served as a district manager of Chrysler Corporation from 1967 to 1970. He is a member of various automobile industry organizations including the Oregon Auto Dealers Association, the Jeep Dealer Council and the Medford New Car Dealers Association, for which he has previously served as president. Mr. Heimann is a graduate of University of Colorado with a Bachelor of Science degree in Biology and Languages.

    W. Douglas Moreland.  Mr. Moreland became a Director of the Company in July 1999 and joined the Company in May 1999 as Regional Vice President—Intermountain Region when Lithia acquired the Moreland Automotive Group. In March 2000, Mr. Moreland was promoted to Senior Vice President, Regional Operations—Colorado. Prior to joining the Company, Mr. Moreland was the owner of Moreland

Automotive Group. Mr. Moreland began his auto retailing career in 1969 and became a primary dealer and owner in January 1980.

    Gerald F. Taylor.  Mr. Taylor became a Director of the Company in April 2000. Mr. Taylor served in the position of Senior Vice President and CFO of Applied Materials, Inc., a manufacturer of semi-conductor equipment, from 1984 until 1998. Mr. Taylor currently serves as a senior advisor to the CEO of Applied Materials, Inc., and is a member of the Board of Directors of Electro Scientific Industries, Inc., WebTrax, Inc. (a private company) and MicroBar, Inc. (a private company).

    William J. Young.  Mr. Young became a Director of the Company in March 1997. Mr. Young is the Chairman of the Board, President and Chief Executive Officer of ARC Capital, a holding company with three wholly-owned subsidiaries operating in the machine vision industry. Mr. Young has been with ARC Capital since 1994. Prior to 1994, Mr. Young served with Volkswagen of America ("VOA") for 18 years, most recently as President and Chief Executive Officer. During his tenure as President and CEO of VOA, Mr. Young also served as President of V-Crest Systems, Inc. ("VCI"), a computer services company serving 1,200 auto dealer agencies, and director of VCI, Inc., a $2 billion financial services company.

Meetings and Committees of the Board of Directors

    The Board of Directors held five regular meetings during the year ended December 31, 1999. Mr. Gray missed two of the five meetings during 1999. No other director attended fewer than 75 percent of the meetings of the Board of Directors and committees thereof, if any, during the period that he was a member of the Board of Directors during 1999.

    The Compensation Committee, currently consisting of Messrs. Becker, Taylor and Young, all independent directors, reviews and approves salaries for the executive officers, grants of stock options and other incentive compensation for employees of the Company. The Compensation Committee also administers the Company's 1996 Stock Incentive Plan and the Employee Stock Purchase Plan. Mr. DeBoer was a member of the Compensation Committee during 1999 and resigned in March 2000. The Compensation Committee held one meeting during 1999.

    The Audit Committee, currently consisting of Messrs. Becker, Taylor and Young, is responsible for recommending the selection of auditors for the Company and reviewing the results of the audit and other reports and services provided by the Company's independent auditors. The Audit Committee held three meetings during 1999.

    The Nominating Committee currently consists of Messrs. DeBoer, Heimann and Young. The Nominating Committee will consider nominations from shareholders.

Compensation of Directors

    Directors who are not employees of the Company are paid $12,000 per year and receive an additional $500 per meeting of the Board or a committee of the Board in excess of one meeting per month. Directors of the Company who are employees do not receive any additional compensation for serving as a director. All directors are reimbursed for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

The Board of Directors recommends a vote FOR each of the nominees named above.

Proposal No. 2
Approval of an Amendment to the 1998 Employee Stock Purchase Plan

    The Board of Directors of the Company has approved an amendment to the 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"), subject to shareholder approval, to increase the number of shares of Class A Common Stock reserved thereunder from 250,000 to 500,000 in order to continue to provide additional stock based incentive compensation to employees. The Stock Purchase Plan qualifies as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended.

    The Stock Purchase Plan allows eligible employees to purchase shares of the Company's Class A Common Stock through payroll deductions, which may not exceed 15% of an employee's total pay. The price of shares purchased under the Stock Purchase Plan will be at 85% of the lower of the fair market value of the Class A Common Stock at the beginning or at the end of each calendar quarter.

    Employees of the Company and its subsidiaries are eligible to participate in the Stock Purchase Plan after they have completed at least six months of continuous employment and work at least 20 hours per week. Mr. Sidney DeBoer, Mr. Heimann, Mr. Gray and Mr. Moreland are not currently eligible to participate in the Purchase Plan since employees who control 5% or more of the total voting power of all classes of the Company's stock are not eligible. Mr. Jeffrey DeBoer, Mr. Bryan DeBoer and Mr. Mark DeBoer are not able to participate because of their family relationship with Mr. Sidney DeBoer. A more complete summary of the Purchase Plan is set forth in Appendix A.

The Board of Directors recommends a vote FOR the approval of the amendment to the 1998 Employee Stock Purchase Plan.

Proposal No. 3
Approval of the Moreland Incentive Bonus Plan

    In accordance with the Internal Revenue Code (the "Code"), the Company is not allowed to deduct annual compensation in excess of $1,000,000 paid to the Chief Executive Officer or the four other most highly compensated officers. If compensation under the plan is considered "qualified performance-based compensation", then there are no limitations on its deductibility.

    To satisfy the definition under the Code, the plan must meet the following criteria:

  •
  The compensation must be paid solely on the basis of the attainment of certain objective, pre-established performance goals;

  •
  The performance goals must be established by a compensation committee comprised solely of two or more independent directors;

  •
  The material terms of the plan must be disclosed to and approved by the shareholders; and

  •
  The compensation committee must certify in writing prior to payment of the compensation that the performance goals were satisfied as established.

    The Compensation Committee has established certain performance goals for the Colorado Region and approved the proposed compensation plan for Mr. Douglas Moreland, Senior Vice President in charge of that region, (the "Moreland Bonus Plan"). Because the potential compensation under the Moreland Bonus Plan could exceed $1,000,000 and the Company desires to maintain the deductibility of all compensation, the Board of Directors is submitting the Moreland Bonus Plan to the shareholders for approval.

    The Moreland Bonus Plan is for the years 2000 and 2001 and provides for an annual bonus based on the pretax income of the six dealerships in the Colorado Region under Mr. Moreland's management. The established performance goal is essentially ten percent (10%) annual growth in profits. If the pretax income of the dealerships in year 2000 is equal to at least 110% of the pretax income for 1999, then Mr. Moreland shall receive one-half of that amount in excess of 110% of the 1999 pretax income. If the pretax income in year 2001 is equal to at least 110% of the higher pretax income for 1999 or 2000, then Mr. Moreland's bonus shall be one-half of that amount in excess of 110% of the higher pretax income. Pretax income shall be determined in accordance with generally accepted accounting principles consistently applied by Lithia for the years under comparison.

The Board of Directors recommends a vote FOR the approval
of the Moreland Incentive Bonus Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of March 31, 2000, certain information with respect to ownership of the Company's Common Stock and Series M Preferred Stock of (i) each Director, (ii) the "Named Executive Officers" (as defined under "Executive Compensation"), (iii) all persons known by the Company to be beneficial owners of more than 5 percent of its Common Stock, and (iv) all executive officers and Directors as a group.

Shareholder		Number of Shares (A)(B)	Percent of Shares Outstanding
Lithia Holding Company, LLC(C)(D)	Class B	4,087,000	100%
Sidney B. DeBoer(C)(D)(E)	Class A Class B	93,298 4,087,000	1.12 100	% %
W. Douglas Moreland(C)(F)	Class A Series M	1,281,992 12,020	15.44 80.89	% %
Chase Manhattan Corporation(G) 270 Park Avenue New York, NY 10017	Class A	792,025	9.55%
Capital Guardian Trust Company(H) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	Class A	767,000	9.25%
Fidelity Management and Research Corp.(I) 82 Devonshire Street Boston, Massachusetts 02109	Class A	585,700	7.06%
Gardner Lewis Asset Management(J) 285 Wilmington West Chester Pike Chadds Ford, PA 19317	Class A	475,600	5.74%
J.P. Morgan & Co. Incorporated(K) 60 Wall Street New York, NY 10260	Class A	445,800	5.38%
M. L. Dick Heimann(D)(L)	Class A	133,937	1.61%
R. Bradford Gray(D)(M)	Class A	56,545	*
Don Jones, Jr.(N)	Class A	26,437	*
Bryan B. DeBoer(O)	Class A	17,313	*
Thomas Becker(P)	Class A	13,200	*
William J. Young(P)	Class A	3,000	*
Gerald F. Taylor	—	—	—
All current executive officers and directors as a group (10 persons)(Q)	Class A Class B Series M	1,639,609 4,087,000 12,020	19.53 100 80.89	% % %

*
Less than one percent

(A)
Applicable percentage of ownership is based on 8,292,382 shares of Class A Common Stock outstanding, 4,087,000 shares of Class B Common Stock outstanding and 14,859 shares of Series M Preferred Stock outstanding as of March 31, 2000, together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after March 31, 2000 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

(B)
The Class A Common Stock is entitled to one vote per share, the Class B Common Stock is entitled to 10 votes per share and is convertible into Class A Common Stock on a share for share basis at the option of the holder thereof or under certain other circumstances and the Series M Preferred Stock is entitled to 54.30 votes per share.

(C)
Such person can be reached c/o 360 E. Jackson Street, Medford, Oregon 97501.

(D)
Lithia Holding's members are Mr. DeBoer (51.85%), Heimann Family LLC (35.07%), Mr. Gray (7.04%), DeBoer Insurance, L.L.C. (4.61%) and Sid and Karen DeBoer Foundation (1.43%). Mr. DeBoer, as the manager of Lithia Holding and pursuant to the terms of its operating agreement, has the sole voting and investment power with respect to all of the Class B Common Stock. DeBoer Insurance, L.L.C. is owned by Mr. DeBoer's adult children. Mr. Heimann is the manager of the Heimann Family LLC.

(E)
Includes 12,292 shares subject to options exercisable within 60 days of March 31, 2000.

(F)
1,260,336 of the Class A Shares and all of the Series M shares beneficially owned by Mr. Moreland are held by several limited partnerships of which Mr. Moreland and his wife are the limited partners and Mr. Moreland is the President of the corporate general partner of each of the partnerships. Includes 11,656 shares subject to options exercisable within 60 days of March 31, 2000.

(G)
Based solely on information as of December 31, 1999 provided on Schedule 13G filed with the Securities and Exchange Commission by Chase Manhattan Corporation ("Chase"). Chase has sole investment with respect to 791,625 shares and sole dispositive power with respect to all 792,025 shares.

(H)
Based solely on information as of December 31, 1999 provided on Schedule 13G filed with the Securities and Exchange Commission by Capital Guardian Trust Company ("Capital Guardian"). Capital Guardian serves as an investment manager for several institutional customers. Capital Guardian has sole investment with respect to 402,500 shares and sole dispositive power with respect to all 767,000 shares.

(I)
Based solely on information as of December 31, 1999 provided on Schedule 13G filed with the Securities and Exchange Commission by FMR Corp. ("FMR"). FMR is the parent holding company of Fidelity Management Trust Company, which has beneficial ownership of 580,500 of the reported shares.

(J)
Based solely on information as of December 31, 1999 provided on Schedule 13G filed with the Securities and Exchange Commission by Gardner Lewis Asset Management. Gardner Lewis Asset Management has sole voting and dispositive power with respect to all 407,000 shares.

(K)
Based solely on information as of December 31, 1999 provided on Schedule 13G filed with the Securities and Exchange Commission by J. P. Morgan & Co. Incorporated ("J. P. Morgan"). J.P. Morgan has sole voting power with respect to 567,000 shares and sole dispositive power with respect to all 668,100 shares.

(L)
Includes 14,473 shares subject to options exercisable within 60 days of March 31, 2000 and 5,964 shares held by Mr. Heimann's spouse.

(M)
Includes 35,995 shares subject to options exercisable within 60 days of March 31, 2000.

(N)
Includes 7,065 shares subject to options exercisable within 60 days of March 31, 2000.

(O)
Includes 8,983 shares subject to options exercisable within 60 days of March 31, 2000.

(P)
Includes 3,000 shares subject to options exercisable within 60 days of March 31, 2000 and 200 shares held by Mr. Becker's daughter.

(Q)
Class A includes 104,900 shares subject to options exercisable within 60 days of March 31, 2000 and 5,964 shares held by Mr. Heimann's spouse.

EXECUTIVE OFFICERS

    The following table identifies the current executive officers of the Company, the positions they hold, and the year in which they began serving in their respective capacities. Officers of the Company are elected by the Board of Directors to hold office until their successors are elected and qualified.

Name	Age	Current Position(s) with Company	With Company Since
Sidney B. DeBoer	56	Chairman, Chief Executive Officer and Secretary	1968
M. L. Dick Heimann	56	President, Chief Operating Officer and Director	1970
R. Bradford Gray	48	Executive Vice President and Director	1981
Bryan B. DeBoer	33	Senior Vice President, Mergers and Acquisitions/Operations	1989
Don Jones, Jr.	37	Senior Vice President, Retail Operations	1989
Jeffrey B. DeBoer	35	Senior Vice President and Chief Financial Officer	1997
W. Douglas Moreland	51	Senior Vice President, Regional Operations—Colorado	1999

    Information on the business backgrounds of Sidney B. DeBoer, M. L. Dick Heimann, R. Bradford Gray and W. Douglas Moreland is provided in "Election of Directors" above.

    Bryan B. DeBoer.  Mr. DeBoer joined Lithia in 1989 working in various capacities including General Manager of certain dealerships, Finance Manager and General Sales Manager. In 1996, Mr. DeBoer began serving on the acquisition team and was promoted to Vice President, Acquisitions in 1997. In March 2000, Mr. DeBoer was promoted to Senior Vice President, Mergers and Acquisitions/Operations. Mr. DeBoer has a B.S. degree from Southern Oregon University. Mr. DeBoer also graduated from the National Auto Dealers Association Dealer Academy in 1990, where he was trained in all operational aspects of auto retailing.

    Don Jones, Jr.  Mr. Jones joined Lithia in 1989 as a General Sales Manager after 13 years of auto retailing experience outside of Lithia. Mr. Jones has held various other positions including General Manager, Executive Manager and Regional Manager. In 1997, Mr. Jones was promoted to Vice President, Operations and In March 2000, he was promoted to Senior Vice President of Retail Operations. Mr. Jones holds degrees from Menlo College in Atherton, California and the University of Oregon.

    Jeffrey B. DeBoer.  Mr. DeBoer joined Lithia in March 1997 as Vice President, Finance and Investor relations. In March 2000, Mr. DeBoer was promoted to Senior Vice President and Chief Financial Officer. Prior to joining Lithia, Mr. DeBoer was an equity analyst and sector fund manager at Fidelity Investments Japan from 1994 to 1997 and a Credit Officer at Fuji Bank, Ltd., in Tokyo, Japan from 1988 to 1992. Mr. DeBoer holds an undergraduate degree from Pomona College and an M.B.A. degree with a specialty in finance and investment management from London Business School. Mr. DeBoer also attended the National Auto Dealers Association Dealer Academy in 1998, where he was trained in all operational aspects of auto retailing.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

    The following table shows compensation paid to the Chief Executive Officer and the top four other executive officers during 1999 who had total compensation during 1999 exceeding $100,000 (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

		Annual Compensation						Long-Term Comp. Awards
Name and Principal Position	Year	Salary		Bonus(A)		Other Annual Compensation(B)		Securities Underlying Options (#)
Sidney B. DeBoer Chairman, Chief Executive Officer and Secretary	1999 1998 1997	$ $ $	372,000 371,700 364,800	$ $ $	349,459 77,000 4,689	$ $ $	8,868 9,809 9,711	12,000 12,000 3,636
M. L. Dick Heimann President, Chief Operating Officer and Director	1999 1998 1997	$ $ $	300,000 298,875 273,000	$ $ $	320,500 51,000 1,996	$ $ $	6,774 4,456 7,262	12,000 12,000 3,636
R. Bradford Gray Executive Vice President And Director	1999 1998 1997	$ $ $	264,000 263,000 238,000	$ $ $	277,500 48,660 3,898	$ $ $	8,240 6,617 6,795	8,000 8,000 2,909
Don Jones, Jr. Senior Vice President, Retail Operations	1999 1998 1997	$ $ $	215,000 203,000 177,410	$ $ $	219,500 40,900 1,500	$ $ $	3,488 4,956 6,675	4,000 5,935 3,636
Bryan B. DeBoer Senior Vice President, Mergers and Acquisitions/Operations	1999 1998 1997	$ $ $	190,000 174,000 143,000	$ $ $	228,500 30,900 1,353	$ $ $	9,357 7,028 6,173	4,000 4,000 1,455

(A)
Includes a "years of service bonus" totaling between $800 and $1,000 in 1997 and 1998 for each of the Named Executive Officers and totaling $3,500 in 1999 for all of the Named Executive Officers. All full-time employees are entitled to an annual "years of service bonus" equal to $350 per year ($100 per year in 1997 and 1998) for each year of employment (maximum of ten years) for undergoing a physical and other health counseling.

(B)
Includes an automobile allowance and Company contributions to employees' 401(k) account.

Stock Options

    The following table contains information concerning the grant of stock options under the Company's 1996 Stock Incentive Plan (the "Plan") to the Named Executive Officers in 1999.

OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(B)
	Individual Grants(A)
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price ($/Sh.)	Expiration Date
					5%	10%
Sidney B. DeBoer	12,000	4.7%	$18.15	01/01/04	$34,904	$101,081
M. L. Dick Heimann	12,000	4.7%	$18.15	01/01/04	$34,904	$101,081
R. Bradford Gray	8,000	3.1%	$16.50	01/01/09	$83,014	$210,374
Don Jones, Jr.	4,000	1.6%	$16.50	01/01/09	$41,507	$105,187
Bryan DeBoer	4,000	1.6%	$16.50	01/01/09	$41,507	$105,187

(A)
Options granted to Mr. Sidney DeBoer and Mr. Heimann in 1999 have a term of 5 years and vest as follows: 292 on January 1, 2000; 5,509 on January 1, 2001, 5,508 on January 1, 2002 and 691 on January 1, 2003. Mr. Gray's options vest as to 6,060 shares on January 1, 2004 and 1,940 shares on January 1, 2005 and expire 10 years from the date of grant. Mr. Jones' and Mr. Bryan DeBoer's options vest 100% on January 1, 2004 and expire 10 years from the date of grant. The market value of the underlying securities on the date of grant was $16.50.

(B)
These calculations are based on certain assumed annual rates of appreciation as prescribed by rules adopted by the Securities and Exchange Commission requiring additional disclosure regarding executive compensation. Under these rules, an assumption is made that the shares underlying the stock options shown in this table could appreciate at rates of 5% and 10% per annum on a compounded basis over the term of the stock options. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock and overall stock market conditions. There can be no assurance that amounts reflected in this table will be achieved, or may not be exceeded.

Option Exercises and Holdings

    The following table provides information concerning the exercise of options during 1999 and unexercised options held as of the end of the fiscal year, with respect to the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options At FY-End (#)
					Value of Unexercised In-The-Money Options At FY-End(A)
	Number of Shares Acquired On Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Sidney B. DeBoer	20,000	$307,268	26,827	19,309	$315,896	$34,453
M. L. Dick Heimann	10,000	$146,759	66,827	19,309	$897,932	$34,453
R. Bradford Gray	—	—	42,845	44,564	$639,909	$471,618
Don Jones, Jr.	—	—	15,285	18,836	$233,004	$184,332
Bryan DeBoer	2,000	$31,331	11,203	16,802	$168,164	$149,998

(A)
Market value of the underlying securities at December 31, 1999 ($17.88 per share), minus exercise price of the unexercised options.

Employment Agreements

    The Company entered into an employment agreement with Mr. Moreland dated May 14, 1999. The agreement is for a term of three years and provides for an initial annual base salary of $180,000, plus an incentive bonus based on the annual increase in profits of the dealerships under his direction. The Company may terminate Mr. Moreland's employment within the three year term with or without cause. If terminated for cause, Mr. Moreland shall receive his salary and bonus earned through the date of termination. If terminated without cause, Mr. Moreland shall receive the greater of six months salary or one-half of the salary due for the remaining term of the contract, and his incentive bonus due for the remaining term of the contract.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors consists of Messrs. Becker, Taylor and Young. The members are non-employee, outside directors and are responsible for establishing compensation of officers who also serve on the Board of Directors. The entire Board is responsible for reviewing and providing feedback on non-director executive officer compensation.

Compensation Philosophy and Policies

    The Company's philosophy is to structure executive officer compensation so that it will attract, motivate and retain senior management by providing an opportunity for competitive compensation based on performance. Executive officer compensation includes competitive base salaries, performance based bonuses and long-term stock-based incentive opportunities in the form of options exercisable to purchase the Company's Class A Common Stock.

    It is the policy of the Board that, to the extent possible, compensation will be structured so that it meets the "performance-based" criteria as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended, and therefore is not subject to federal income tax deduction limitations.

Base Salaries

    Base salaries for the Named Executive Officers were determined by the Board based on factors including, but not limited to, length of service, salaries for comparable positions within the industry and Company performance.

Annual Bonus

    The Company has a bonus plan under which the Compensation Committee establishes a bonus pool for the fiscal year and makes bonus awards to the Chief Executive Officer and other individuals selected by the Chief Executive Officer. Award amounts are determined on the basis of the achievement of both Company and individual performance goals. Provision is made for the elimination or reduction of awards for Company performance below a minimum level and for unsatisfactory individual performance. The Compensation Committee has broad authority to alter, amend or terminate the bonus plan. The Company has the option of paying the bonus in cash, stock or stock options. The Named Executive Officers received cash bonuses related to 1999 performance ranging between $216,000 and $345,959.

    During 1999, the Company also provided a "years of service bonus" of $3,500 for each of the Named Executive Officers. At the discretion of the Board, all full-time employees are eligible for an annual "years of service bonus" equal to $350 per year for each year of employment (maximum of $3,500).

401(k) Plan

    The Company maintains a 401(k) plan, which covers substantially all eligible full-time employees. Any Company contribution to the 401(k) plan is at the discretion of the Board of Directors. Each of the Named Executive Officers received a Company contribution of $2,500 under this 401(k) plan during 1999.

Employee Stock Purchase Plan

    The Company maintains an Employee Stock Purchase Plan, which covers substantially all eligible full-time employees. Mr. Sidney B. DeBoer, Mr. Heimann, Mr. Gray and Mr. Moreland are not currently eligible to participate in the Employee Stock Purchase Plan since employees who control 5% or more of the total voting power of all classes of the Company's stock are not eligible. Mr. Jeffrey DeBoer, Mr. Bryan DeBoer and Mr. Mark DeBoer are not able to participate because of their family relationship with Mr. Sidney DeBoer.

Stock Option Awards for 1999

    The Company's 1996 Stock Incentive Plan provides for the issuance of incentive and/or nonqualified stock options to officers and employees of the Company to purchase shares of the Company's Class A Common Stock. See "Option Grants in Last Fiscal Year" table for a summary of options granted to the Named Executive Officers during 1999.

Chief Executive Officer Compensation

    Mr. DeBoer's 1999 base salary of $372,000, annual bonus of $349,459 and other annual compensation of $8,868 were determined in the same manner as the other executives as described above.

SUBMITTED BY:
Thomas Becker
William J. Young

STOCK PERFORMANCE GRAPH

    The following line-graph shows the annual percentage change in the cumulative total returns for the past five years on an assumed $100 initial investment and reinvestment of dividends, on (a) the Company's Class A Common Stock; (b) the Russell 2000; and (c) a peer group index composed of United Auto Group, Inc., Auto Nation (formerly Republic Industries, Inc.), Sonic Automotive, Inc. and Group 1 Automotive, Inc., the only other publicly traded automobile dealerships in the United States as of December 31, 1999 that are of comparable size to the Company. The peer group index used utilizes the same methods of presentation and assumptions for the total return calculation as the Company and the Russell 2000. All companies in the peer group index are weighted in accordance with their market capitalizations.

	Annual Percentage Return Year Ended
Company/Index
	12/31/96(1)	12/31/97	12/31/98	12/31/99
Lithia Motors, Inc.	1.18%	32.52%	11.86%	8.33%
Russell 2000	5.20	22.52	(3.45)	19.62
Peer Group Index	0.41	(25.44)	(30.87)	(37.78)

		Indexed Returns Year Ended
Company/Index	Base Period 12/18/96
		12/31/96	12/31/97	12/31/98	12/31/99
Lithia Motors, Inc.	$100.00	$101.18	$134.09	$150.00	$162.50
Russell 2000	100.00	105.20	126.79	122.42	146.44
Peer Group Index	100.00	100.41	74.86	51.76	32.20

(1)
Represents return from December 18, 1996, the date the Company began trading, through December 31, 1996.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lease and Purchase of Real Estate from Lithia Properties

    Lithia Properties, LLC, owned certain of the real property on which the Company's business is located. The Company owns a 20% interest in Lithia Properties, LLC with the remainder owned by Sidney B. DeBoer, M. L. Dick Heimann and Sidney DeBoer's three sons. The Company leased such facilities under various lease agreements from Lithia Properties, LLC for a total rent expense of $706,000 in 1999.

    In June 1999, Lithia Properties, LLC sold certain real estate holdings in the Southern Oregon region to Capital Automotive Real Estate Investment Trust ("Capital"), an unrelated party, for $18.3 million. As a result of this sale, the Company received a distribution for its portion of the realized gain, totaling approximately $1.2 million, which will be realized ratably over the 12-year life of the new lease. The Company now leases such properties from Capital for amounts that are not materially different from the lease amounts under the previous lease agreements with Lithia Properties, LLC.

    The Company has generally chosen to lease its facilities in the past. It may continue this practice in the future and assign any rights it acquires to purchase real estate in connection with the acquisition of dealerships to Lithia Properties or others. No future transfers to, or leases with, Lithia Properties will be undertaken without the unanimous approval of the independent directors on the Company's Board of Directors and a determination by such independent directors that such transactions are the equivalent of a negotiated arm's-length transaction with a third party.

    The Company provides management services to Lithia Properties, LLC and received management fees of $7,000 for the year ended December 31, 1999.

    During 1999 Lithia Real Estate, Inc. paid Mark DeBoer Construction, Inc. $2.6 million for remodeling certain of the Company's facilities. Mark DeBoer Construction is owned and operated by Mark DeBoer, son of Sidney B. DeBoer. This amount included $2.3 million paid for subcontractors and materials, $171,000 for permits, licenses, travel and various miscellaneous fees, and $226,000 for contractor fee. The Company believes the amount paid is fair in comparison with fees negotiated with independent third parties.

    In May 1999, the Company purchased certain dealerships owned by W. Douglas Moreland for total consideration of approximately $66.0 million, at which time, Mr. Moreland became a member of the Company's Board of Directors. During the normal course of business, these dealerships paid $672,000 to other companies owned by Mr. Moreland for vehicles purchased and recourse paid to a financial lender. The Company also paid rental expense of $1.6 million in 1999 to other companies owned by Mr. Moreland.

    The terms of the acquisition agreement with Mr. Moreland provided for additional consideration to be paid if the acquired entity results of operations exceeded certain targeted levels in 1999. Targeted levels were set substantially above the historical experience of the acquired entity at the time of acquisition. Such additional consideration was paid in cash and with shares of the Company's stock. Additional consideration totaled $18.0 million, including $9.0 million in cash, $4.5 million in Class A Common Stock and $4.5 million in Class M Restricted Preferred Stock with a fair value of $2.7 million.

INDEPENDENT ACCOUNTANTS

    KPMG LLP was the Company's independent accountant for the year ended December 31, 1999. A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of the firm if such representative so desires, and will be available to respond to appropriate shareholder questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the executive officers and directors of the Company and all persons who own more than ten percent of the outstanding shares of the Common Stock of the Company (referred to as the "ten percent shareholders") to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of beneficial ownership and all subsequent changes in beneficial ownership of the Common Stock and other equity securities of the Company. Based solely on review of the copies of the forms provided to the Company and the representations by the executive officers, directors and ten percent shareholders, the Company believes, to the best of its knowledge, that all Section 16(a) filing requirements were met for the fiscal year ending December 31, 1999 and prior, except as described herein. Jeffrey B. DeBoer and Bryan B. DeBoer each failed to timely file reports of two transactions relating to annual family gifts of Class B Common stock received in 1999. Jeffrey B. DeBoer and Bryan B. DeBoer each also failed to file an initial statement of beneficial ownership on Form 3 and reports of subsequent transactions for annual family gifts of Class B Common stock received in prior fiscal years. In addition, William Young, Don Jones, and Dorothy Crockett each failed to file an initial statement of beneficial ownership on Form 3.

OTHER BUSINESS AND SHAREHOLDER PROPOSALS

    The Company knows of no other business to be conducted at the Annual Meeting. Proposals of Shareholders intended to be presented by such Shareholders at next year's Annual Meeting must be received by the Company at its principal office no later than December 22, 2000 and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's proxy statement for that meeting.

FORM 10-K

    The Company will provide, without charge, on the written request of any beneficial owner of shares of the Company's Common Stock a copy of the Company's Annual report on Form 10-K as filed with the Securities and Exchange Commission for the Company's fiscal year ended December 31, 1999. Written requests should be mailed to the Secretary, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501.

                      By Order of the Board of Directors:

                      SIDNEY B. DeBOER
                       Chairman, Chief Executive
                      Officer and Secretary

Dated: April 21, 2000

APPENDIX A

1998 Employee Stock Purchase Plan Summary

General

    The Board approved the 1998 Employee Stock Purchase Plan (the "Purchase Plan") and reserved a total of 250,000 shares of Class A Common Stock for issuance thereunder, 133,017 of which remain available for future issuance. In March 2000, subject to shareholder approval, the Board approved an amendment to the Purchase Plan to increase the number of shares of Class A Common Stock available thereunder from 250,000 to 500,000 shares.

Administration

    The Purchase Plan is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended, and is administered by the Compensation Committee of the Board.

Eligibility

    Employees of the Company and its subsidiaries are eligible to participate in the Purchase Plan after they have completed at least six months of continuous employment and work at least 20 hours per week. Mr. DeBoer, Mr. Heimann, Mr. Gray and Mr. Moreland are not currently eligible to participate in the Purchase Plan since employees who control 5% or more of the total voting power of all classes of the Company's stock are not eligible. Mr. Jeffrey DeBoer, Mr. Bryan DeBoer and Mr. Mark DeBoer are not able to participate because of their family relationship with Mr. Sidney DeBoer. Employees may end their participation in the Purchase Plan at any time during the calendar quarter and their participation ends automatically on the termination of their employment.

Purchase Price

    The Purchase Plan allows eligible employees to purchase shares of the Company's Class A Common Stock through payroll deductions, which may not exceed 15% of an employee's total pay. The price of shares purchased under the Purchase Plan will be 85% of the lower of the fair market value of the Class A Common Stock at the beginning or at the end of each calendar quarter.

Amendment of the Purchase Plan

    The Board may amend or terminate the Purchase Plan at any time but may not increase the number of shares covered by the Purchase Plan, amend the eligibility requirements or permit members of the Compensation Committee to participate in the Purchase Plan, without subsequent shareholder approval.

Term of Purchase Plan

    The Purchase Plan will terminate on December 31, 2007.

Federal Tax Effects

    A participant acquiring stock pursuant to a qualified employee stock purchase plan receives favorable tax treatment in that the participant does not recognize any taxable income at the time of the grant of the option to purchase or upon exercise of such option to purchase. The tax treatment of the disposition of the stock depends upon whether the stock is disposed of within the holding period, which is two years from the date of grant. If the participant disposes of the stock after completion of the holding period, the lesser of (a) the sales price less the purchase price, or (b) 15 percent of the market value of the shares on the first

A-1

day of the offering period, is taxable as ordinary income, and any further profit is taxable as long-term capital gain. Any loss is treated as a capital loss. If the participant disposes of the stock before the holding period expires (disqualifying disposition), the difference between the price paid by the employee and the market value of the shares at the date of purchase is taxable as ordinary income, and the difference between the amount received by the employee on the disposition of the shares and the market value of the shares at the date of purchase is treated as a capital gain or loss. Upon a disqualifying disposition of the stock, the Company may deduct from taxable income in the year of the disqualifying disposition an amount equal to the difference between the price paid by the employee and the market value of the shares at the date of purchase.

New Plan Benefits
1998 Employee Stock Purchase Plan

    The following table summarizes shares purchased under the Purchase Plan from January 1, 2000 through April 3, 2000.

Name and Position	Number of Shares (A)
Sidney B. DeBoer, Chairman, Chief Executive Officer and Secretary	—
M. L. Dick Heimann, President, Chief Operating Officer and Director	—
R. Bradford Gray, Executive Vice President	—
Don Jones, Jr., Senior Vice President, Retail Operations	1,449
Bryan DeBoer, Senior Vice President, Mergers and Acquisitions/Operations	—
Thomas Becker, Director	—
W. Douglas Moreland	—
Gerald F. Taylor	—
William J. Young, Director	—
All Current Executive Officers as a Group (6 people)	1,449
All Non-Executive Officer Directors as a Group (4 people)	—
All Non-Executive Officer Employees as a Group (2,845 people)	56,783

(A)
A total of 58,253 shares of the Company's Common Stock were purchased between January 1, 2000 and April 3, 2000, the date of the last Offering Period under the Purchase Plan. The average purchase price of the shares purchased was $13.72 per share.

    Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Non-employee directors are not eligible to participate.

A-2

LITHIA MOTORS, INC.
Proxy for Annual Meeting of Shareholders to be Held on May 18, 2000

   The undersigned hereby names, constitutes and appoints Sidney B. DeBoer and M. L. Dick Heimann, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of Lithia Motors, Inc. (the "Company") to be held at 4:00 p.m. on Thursday, May 18, 2000, and at any adjournment thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on March 31, 2000, with all the powers that the undersigned would possess if he were personally present.

1.	PROPOSAL 1—Election of Directors
	/ /	FOR all nominees listed below
	/ /	WITHHOLD AUTHORITY to vote for all nominees listed below

To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:

Nominees
Sidney B. DeBoer, M. L. Dick Heimann, Thomas Becker, R. Bradford Gray, William J. Young, W. Douglas Moreland, Gerald F. Taylor

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.

2.	PROPOSAL 2—To approve an amendment to the Lithia Motors, Inc. 1998 Employee Stock Purchase Plan.
FOR PROPOSAL 2 / /	AGAINST PROPOSAL 2 / /	ABSTAIN ON PROPOSAL 2 / /

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 2

3.	PROPOSAL 3—To approve the Moreland Incentive Bonus Plan.
FOR PROPOSAL 3 / /	AGAINST PROPOSAL 3 / /	ABSTAIN ON PROPOSAL 3 / /

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 3

4.
Upon such other matters as may properly come before, or incident to the conduct of the Annual Meeting, the Proxy holders shall vote in such manner as they determine to be in the best interests of the Company. Management is not presently aware of any such matters to be presented for action at the meeting.
Date:	, 2000

Signature(s)
NOTE:	Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
I do ( ) do not ( ) plan to attend the meeting. (Please check)
The shareholder signed above reserves the right to revoke this Proxy at any time prior to its exercise by written notice delivered to the Company's Secretary at the Company's corporate offices at 360 E. Jackson Street, Medford, Oregon 97501, prior to the Annual Meeting. The power of the Proxy holders shall also be suspended if the shareholder signed above appears at the Annual Meeting and elects in writing to vote in person.

QuickLinks

  General
  Solicitation and Revocation of Proxies
  Voting at the Meeting
BUSINESS TO BE CONDUCTED AT THE MEETING
Proposal No. 1 Election of Directors
  Meetings and Committees of the Board of Directors
  Compensation of Directors
Proposal No. 2 Approval of an Amendment to the 1998 Employee Stock Purchase Plan
Proposal No. 3 Approval of the Moreland Incentive Bonus Plan
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
  Summary of Cash and Certain Other Compensation
SUMMARY COMPENSATION TABLE
  Stock Options
OPTION GRANTS IN LAST FISCAL YEAR
  Option Exercises and Holdings
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
  Employment Agreements
REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
  Compensation Philosophy and Policies
  Base Salaries
  Annual Bonus
  401(k) Plan
  Employee Stock Purchase Plan
  Stock Option Awards for 1999
  Chief Executive Officer Compensation
STOCK PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
  Lease and Purchase of Real Estate from Lithia Properties
INDEPENDENT ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER BUSINESS AND SHAREHOLDER PROPOSALS
FORM 10-K
1998 Employee Stock Purchase Plan Summary
  General
  Administration
  Eligibility
  Purchase Price
  Amendment of the Purchase Plan
  Term of Purchase Plan
  Federal Tax Effects
New Plan Benefits 1998 Employee Stock Purchase Plan